ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT dated this 17th day of August, 2012, is entered into by and among L.C. BOWMAN, AND/OR ASSIGNS (the "Buyer") and BULOVA TECHNOLOGIES ORDNANCE SYSTEMS LLC, a Florida limited liability company (the "Seller"). As further described below, STEPHEN L. GURBA ("Gurba") joins in this Agreement for the sole purposes identified herein.

RECITALS

A. Whereas, the Seller is the owner of a defense contracting business providing certain manufacturing services, including but not limited to the loading, assembly and packing of small explosives, and military fuzes, known as Bulova Technologies Ordnance Systems LLC (the "Business"), and the real estate related thereto located at 125 SE Swisher Road, Mayo, FL 32066 (the "Real Property");

B. Whereas, the Buyer desires to purchase and the Seller desires to sell to Buyer substantially all of the assets attributable or pertaining to the Business subject to the terms and conditions set forth in this Agreement (together with the exhibits and schedules hereto, as applicable, collectively, the "Agreement");

C. Whereas, Gurba is a party hereto for the sole purpose of agreeing to provide a Covenant Not to Compete with the Buyer ; and

D. Whereas, contemporaneously herewith, the parties desire to enter into a separate Commercial Real Estate Contract (the "Real Estate Contract") a copy of which is attached hereto and incorporated by reference herein, in order to convey the Real Property simultaneously with the conveyance of the Business assets.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration in hand received, the parties hereto hereby agree as follows:

ARTICLE I
PURCHASE AND SALE

1.1 Purchase and Sale of Assets. The Seller agrees to sell, transfer, convey, assign and deliver to Buyer and Buyer agrees to purchase and acquire all of the Seller's right, title and interest in and to those assets and properties, wherever located, which are used in or pertain to the Business or the operation thereof (collectively, the "Business Assets"), but not including the "Excluded Assets" described in Section 1.2. The Business Assets include, without limitation, the following:

(a) All equipment, fixtures, machinery, tools and other material items of tangible personal property, including inventory and work-in-process, of the Business (the "Fixed Assets").

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(b) All inventories and materials in existence on the Closing Date, including without limitation, raw material, work-in-process, finished goods, tools and operational supplies inventories (the "Inventory").

(c) Except as noted otherwise on Schedule 1.1c all executory contracts and forward commitments, if any, for the sale of Seller's products and services, including agreements entered into between Seller and its customers as set forth in Schedule 1.1c attached hereto (the "Sales Contracts").

(d) All Distributor/Vendor agreements and agreements for the purchase of product or services, if any, including without limitation those set forth in Schedule 1.1d attached hereto (the "Vendor Contracts").

(e) All prepaid expenses and deferred items, unbilled charges and deposits relating to the operation of the Business as set forth on Schedule 1.1e attached hereto (the "Prepaid Items").

(f) All leases and rental agreements entered into with respect to property used in the operation of the Business including without limitation those described in Schedule 1.1f attached hereto (the "Leases").

(g) All original business records of the Seller associated with the Business and pertaining to periods beginning on and after August 1, 2006, including without limitation, all books of account, inventory records, manuals, blueprints, specifications, test reports and information, customer service and maintenance records and service and maintenance records pertaining to the Fixed Assets but excluding corporate minute books, stock journals and stock ledgers and excluding records related to excluded assets as described in Section 1.2

(h) All intellectual property rights of Seller pertaining to or used or useful in the operation of the Business, including without limitation, trade secrets, patentable inventions and processes, applications, renewals and amendments therefore, trademarks, service marks and applications, renewals and amendments therefore, Seller's existing website and URL. The trade name "Bulova Technologies" is not conveyed to Buyer; however, the Seller will not object to the use of such name if chosen by the Buyer..

(i) All permits, licenses, franchises, consents, and authorities which are necessary or required for the operation of the Business as set forth in Schedule 1.1i attached hereto (the "Permits"), but only to the extent that the Permits are transferable or assignable to the Buyer. All non transferable, non assignable permits, licenses are also listed on Schedule 1.1i.

(j) All goodwill and going concern value related to or arising out of the Seller's operation of the Business, including the Seller's customer list.

(k) The Seller's and Gurba's Covenant Not to Compete as set forth in Section 6.2.

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(l) To the extent not otherwise already included above, all other tangible assets owned by the Seller, wherever located, or used in or pertaining to the operation of the Business and owned by the Seller's parent corporation, Bulova Technologies Group, Inc. ("Group").

(m) The Real Property is subject solely to the Real Estate Contract, and is not included as an asset to be purchased and sold under this Agreement. However, the Buyer's obligations hereunder are subject to and contingent upon the simultaneous closing of the Real Property referenced herein.

1.2 Excluded Assets. Notwithstanding the provisions of Section 1.1, the parties agree that the following assets of the Seller are specifically excluded from the Business Assets:

(a) The personal effects of Gurba which will be identified by him by delivery of a written list to the Buyer on or before the Closing Date.

(b) Cash held by the Seller on the Closing Date, including without limitation, cash on hand or in banks, amounts held in petty cash funds, and checks, drafts or other negotiable instruments held by the Seller on the Closing Date, provided however that Seller shall return to Buyer on the Closing Date, $1,200,000.00 in cash upon receipt of the Purchase Price.

(c) Customer Receivables owed to the Seller on the Closing Date

(d) Any monies due or owing to the Seller by Group.

All schedules and exhibits are to be submitted not later than five (5) days following execution of this Agreement and are subject to due diligence investigation per Section 6.1(b) hereof.

ARTICLE II
ASSUMPTION OF LIABILITIES

2.1 Non-Assumption of Liabilities. The Buyer shall not, as a result of the execution and consummation of this Agreement, assume or become liable for any of the Seller's liabilities, obligations, debts, contracts or other commitments of any kind whatsoever, known or unknown, fixed or contingent; except that the Buyer shall assume the following specific debts and liabilities of the Seller (the "Assumed Liabilities"): 1) the liabilities and obligations arising under the Sales Contracts, the Vendor Contracts, the Permits, and the Leases; 2) accrued but unpaid payroll (but not more than two weeks' of such payroll); 3) accounts payable, to the extent incurred in the ordinary course of business; 4) debt owed to Eddie Viola pursuant to a Promissory Note dated October 19, 2005 (Exhibit A); and5) debt owed to Harold and Helene McCray with respect to a Promissory Note dated October 19, 2005 (Exhibit B).

2.2 Excluded Liabilities. Except for the specific liabilities set forth in Section 2.1, Buyer is not assuming any of the liabilities of the Seller and Seller shall retain sole liability and responsibility for all of its obligations and liabilities, whether known or unknown, matured or contingent.

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ARTICLE III
PURCHASE PRICE

3.1 Purchase Price. The combined Purchase Price for the Business Assets and the Real Property shall be $11,200,000.00 (the "Purchase Price"). The portion of the Purchase Price allocated for the purchase of the Business Assets shall be $3,500,000.00 and the portion of the Purchase Price allocated for the purchase of the Real Property referenced herein shall be $7,700,000.00. At the Closing, the Purchase Price shall be paid as follows:

(a) an Earnest Money Deposit to be made to the Seller, in the amount of $200,000.00 at time of execution of this Agreement;

(b) a cash payment of $6,600,000.26 on the Closing Date;

(c) $3,605,397.82 paid in the form of a two (2) year Promissory Note delivered to the Seller on the Closing Date made payable monthly to the order of the Seller (the "Note"), with terms including: interest of eight (8%) percent per annum based on a fifteen (15) year amortization. The Note may be prepaid in whole or in part without penalty or premium. The Note will be secured by the Business Assets and Real Property via a Security Agreement, UCC-1 Financing Statement and a First Mortgage on the Real Property purchased simultaneously herewith;

(d) Buyer's assumption of the liabilities in the approximate amounts as described below:

i. Harold and Helene McCray....$739,325.36
ii. Eddie Viola.........................$55,276.82

These assumption amounts are approximate and adjustments thereto shall be made to the cash portion provided on the Closing Date in order to meet the required $11,200,000.00 Purchase Price for the Business Assets and the Real Estate.

Buyer's deposit is to credited against the Purchase Price and shall be returned to Buyer in the event that the transaction contemplated by this Agreement fails to close for reasons permitted pursuant to this Agreement. The Earnest Money Deposit is to be used, pending the Closing, for working capital.

3.2 Allocation of Purchase Price. Seller, Gurba and Buyer agree that the Purchase Price shall be allocated as follows:

Furniture Fixtures & Equipment,	$______
Inventory	$______
Covenant Not to Compete	$______
Customer List and Goodwill	$______
Real Estate	$______

To be completed on the Closing Date.

ARTICLE IV
REPRESENTATIONS OF SELLER

The Seller hereby represents and warrants to the Buyer (each of which shall be deemed material and independently relied upon by the Buyer), that:

4.1 Organization and Standing of Seller. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida, with full power and authority to own its properties and assets and to conduct its business.

4.2 Corporate Authority. The Seller has the full corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated herein in accordance with its terms. Compliance with the terms and conditions hereof and the closing of the transactions contemplated hereby will not violate or conflict with any provision of the Articles of Organization or Operating Agreement of the Seller or violate any law or result in the breach or termination of any provision of, or constitute a default under any indenture, agreement or other instrument to which the Seller is a party or by which any of the properties and assets of the Seller may be bound or affected.

4.3 Authorization. The Seller has taken all necessary limited liability company actions to authorize and approve the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement constitutes a legal, valid and binding obligation of the Seller.

4.4 Articles of Organization and Operating Agreement. Copies of the Articles of Organization of the Seller, certified by the Secretary of State of Florida, and the Operating Agreement of the Seller, certified by its member, together with all amendments thereto, have been delivered to Buyer, and there have been no changes therein since the dates of such certification.

4.5 Contracts. Each of the Sales Contracts and Vendor Contracts, if any, is enforceable in accordance with its terms. There is no material default by the Seller, or, to the knowledge of the Seller, any other party, in the performance, observance or fulfillment of any obligations, covenants or conditions contained in any of the Sales Contracts or Vendor Contracts, and no condition exists that with notice or lapse of time or both would constitute a material default thereunder by the Seller or, to the knowledge of the Seller, any other party. The Seller has not received any notice that any person intends or desires to amend materially, or to rescind, release, waive, cancel or terminate, any of the Sales Contracts or Vendor Contracts.

4.6 Condition of Business Assets. The fixed assets are in working order and will be in such working order on the Closing Date. The Inventory is sold "as is, where is" with no representation or warranty as to its condition, usability or obsolescence.

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4.7 Financial Statements and Other Printed Information. The Seller has provided to the Buyer unaudited balance sheets and statements of income for the period ended June 12, 2012 (collectively the "Financial Statements"). The Financial Statements (including the notes thereto) have been prepared on a "cash basis" with accounting principles and fairly reflect the financial position of the Seller as of the date thereof or, as the case may be, the results of operations for the periods covered thereby, except as otherwise provided in the Financial Statements and the notes thereto.

4.8 Title to Business Assets. (a) Except for such liens, claims or encumbrances as will be released or discharged on the Closing Date, the Seller has good and marketable title to all of the Business Assets, in each case free and clear of all liens, claims or encumbrances of third parties of any kind, except as provided for herein, and (b) the Seller has not sold or otherwise disposed of or encumbered any of such properties or assets except in the ordinary course of business. The Seller is not a party to or bound under any agreement or arrangement authorizing any party to file any new financing statement under the Uniform Commercial Code or similar law naming the Seller as Debtor and all currently-filed financing statements shall be released on or before the Closing Date.

4.9 Trademarks, Patents, etc. The Intellectual Property Rights include all of the trademarks, copyrights, patents, licenses or rights in any thereof as are necessary for the operation of the Business as presently conducted. No claims have been asserted or are pending against the Seller by any person with respect to the use of any such trademarks, trade names, private product labels, patents, copyrights, technology, know-how and secret processes or challenging or questioning the validity or effectiveness of any such license or agreement or the ability of the Seller to conduct the Business as it is now being conducted and the Seller knows of no valid basis for any such claims.

4.10 Claims and Litigation. There are no claims, litigation or proceedings against the Seller, pending or, to the Seller's knowledge, threatened, and, to the Seller's knowledge, there exists no basis or grounds for any such suit, action, proceeding, claim or investigation, which affects the title or interest of the Seller to or in any of the Business Assets or which would prevent or materially adversely affect the ownership, use or operation by the Buyer of any of the Business Assets, including product or service warranty claims.

4.11 Employee Obligations and Relations.

(a) Except as described in Schedule 4.11, the Seller is not a party to (i) any union collective bargaining or similar agreement, (ii) any profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, welfare or incentive plan or agreement, whether legally binding or not, (iii) any plan providing for "fringe benefits" to its employees, including, but not limited to, vacation, sick leave, medical, hospitalization, life insurance and other insurance plans, or related benefits; or (iv) any employee agreement not terminable, without penalty, on thirty days or less written notice.

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(b) The Seller has not directly or indirectly acted in any manner or incurred any obligation or liability, and will not directly or indirectly act in any manner in the future or incur any obligation or liability in the future with respect to any benefit plan that has or could give rise to any liens on any of the Business Assets, or which could result in any liability or obligation to the Buyer, whether arising out of the establishment, operation, administration or termination of such Benefit Plans or the transactions contemplated by this Agreement. Except as described in Schedule 4.11 the Seller does not directly or indirectly maintain, sponsor, contribute to, have an obligation to contribute to or have liability with respect to, and has not directly or indirectly maintained, sponsored, contributed to or had an obligation to contribute to at any time within the ten (10) year period ending on the Closing Date, any benefit plan which is subject to Title IV of ERISA (including, without limitation, any multi employer plan subject to the requirements of Subtitle E of such Title). The Seller has timely provided or will timely provide all notices and any continuation of health benefit coverage (including, without limitation, medical and dental coverage) required to be provided to employees, former employees or the beneficiaries or dependents of such employees or former employees, under Part 6 of Subtitle B of Title I of ERISA or, as applicable, COBRA to the extent such notices and continuation of health benefit coverages are required to be provided by reason of the events occurring prior to or on the Closing Date or by reason of the transactions contemplated by this Agreement. The Seller has no obligation to provide fringe benefits to any former employees, including retired employees, beyond their termination of employment, except pursuant to the provisions of COBRA.

4.12 Products Liability; Warranties. There are no pending or, to the Seller's knowledge, threatened, claims for personal injury, property damage or breach of warranty against the Seller with respect to any products sold, serviced or distributed by the Seller. There is no reason to expect that significant or extraordinary product liability claims will be made against the Seller after the Closing Date that relate to a period prior to the Closing Date.

4.13 Leases. The Seller is the holder of all leasehold estates purported to be granted by the Leases listed in Schedule 1.1f and, to the extent the lessor of any such Lease is not in breach thereof, all such Leases are valid and legally binding upon the Seller and in full force and effect. To the Seller's knowledge, no lessor is in breach of any of the Leases. Except as provided in Schedule 1.1f, all such Leases provide that they will remain in full force and effect through the respective terms, and none will be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. There are no existing material defaults by the Seller under the Leases and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default by the Seller thereunder. None of the leased buildings, structures and appurtenance, Seller's use thereof, any equipment therein nor the operation or maintenance thereof, violates any restrictive covenant or encroaches on any property owned by others, or violates any provision of any federal, state or local law, ordinance, rule or regulation. No condemnation proceeding is pending, or to the Seller's knowledge threatened, which would preclude or impair the use of any such property by the Buyer for the purposes for which it is currently used.

4.14 Permits and Licenses. Schedule 4.14 is a complete listing of all government licenses, permits and approvals relating to the Business held by Seller along with complete and correct

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copies of such licenses, permits and approvals. Except as set forth in Schedule 4.14, the Seller owns or has rights under all permits, licenses and authorizations necessary for the operation of the Business as presently conducted. The consummation of the transactions contemplated hereby will not result in any revocation, cancellation or suspension of any thereof and except as set forth on Schedule 4.14 each of such permits or licenses is freely transferable or assignable to the Buyer on the Closing Date. No actions or proceedings to revoke any such licenses, permits, authorizations and approvals are pending or, to the knowledge of the Seller, threatened. The Seller has not taken any action which, or, knowingly, failed to take any action where such failure would impair, limit or in any way affect the Seller's right to operate the Business as of the date hereof.

4.15 Environmental Warranty. The Real Property on which the Business is currently operated has been owned by the Seller since 2006. Except as set forth on Schedule 4.15, the Seller's existing and prior uses of such Real Property comply and have at all times complied with, and the Seller is not in violation of, and has not violated, in connection with the use, maintenance, or operation of the Business Assets and the conduct of the Business, any applicable federal, state, county or local statutes, laws, regulations, rules, ordinances, codes, licenses and permits relating in any way to the protection of the environment, including without limitation the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Resource Conservation and Recovery Act of 1976 ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), and the Toxic Substances Control Act and any amendments or extensions of the foregoing and the regulations promulgated thereunder (collectively the "Environmental Laws"). Without limiting the generality of the preceding sentence, except as set forth on Schedule 4.15, the Seller has operated the Business Assets and has at all times received, handled, used, stored, treated, shipped and disposed of all hazardous substances, petroleum products, Freon and/or Pureon and waste in strict compliance with all Environmental Laws and has removed from and off the Real Property on which the Business is operated all hazardous substances, petroleum products and waste, except for such substances which the Seller is permitted by law to retain on the premises or which are being collected by the Seller in accordance with law for disposal. The Seller has not received any notice of any work, repairs, construction or capital expenditures required by the Environmental Laws with respect to the Business Assets. None of the Business Assets are contaminated by or contains any toxic substance, as defined in RCRA. Except for the permits listed on Schedule 4.15, no permit is or has been required from the federal Environmental Protection Agency, or the Environmental Protection Agency or similar agency of the State of Florida, for the use or maintenance of any improvement or facility on the Real Property on which the Business is operated. Except as set forth on Schedule 4.15, no claim, action, suit or proceeding is pending or, to the Seller's knowledge, threatened against the Seller, before any court or other governmental authority or arbitration tribunal, relating to hazardous substances, pollution or the environment, and there is no outstanding judgment, order, writ, injunction, decree or award against or, to the Seller's knowledge, affecting the Seller or the Business Assets with respect to the same. There has not been and there is not presently occurring, any "release" of any "hazardous substance" on or from the Real Property on which the Business is operated. Except as set forth on Schedule 4.15, the Seller has not conducted and currently does not operate, surface impoundments, incinerators, landfills, tanks, waste piles, or deep well injection systems for the purpose of treatment, storage

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and disposal of hazardous or solid wastes or hazardous materials on the Real Property on which the Business is operated. No claim has been made with respect to the Business Assets resulting from any asbestos or similar materials used in the manufacture thereof and, to the knowledge of the Seller, the Real Property on which the Business is currently operated does not contain any asbestos. Except as set forth on Schedule 4.15, the Seller has not received any notice from any government agency or private or public entity advising it that it is responsible for response costs with respect to a release, a threatened release or clean up of chemicals produced by, or resulting from, any business, commercial, or industrial activities, operations, or processes, including, but not limited to, hazardous substances, as defined under CERCLA, and has not received any information requests under CERCLA from any government agency. As used herein, "hazardous substances(s)" include any pollutants, dangerous substances, toxic substances, hazardous wastes, hazardous materials, or hazardous substances as defined in or pursuant to RCRA and CERCLA, or any other federal, state or local environmental law, ordinance, rule or regulation, except that, for purposes of this Agreement, "petroleum" (including crude oil or any faction thereof) shall be deemed a "hazardous substance." "Release" shall have the same meaning as defined in CERCLA. To the Seller's knowledge, there is no violation of the Environmental Laws in connection with the use, maintenance, or operation of the Real Property or any other person.

4.16 Insurance. Attached as Schedule 4.16 is a complete and correct list of all policies of fire, liability and other forms of insurance held by the Seller pertaining to the Business Assets. Such policies are in full force and effect, are reasonable and adequate for the businesses of the Seller, all premiums due thereon have been paid and the Seller has complied in all material respects with the provisions of the policies. The Buyer will secure its own policies of insurance on the Closing Date.

4.17 Taxes. All federal, state, county, municipal and foreign tax returns, reports and declarations which are required to be filed prior to the Closing Date by or with respect to the Seller and the Business have been filed or will be filed by it in a timely manner. Such returns, reports and declarations are complete and correct and there have been paid all taxes which have become due pursuant thereto and all other taxes, assessments and other governmental charges which have become due and are imposed by law upon the Seller or any of its properties, assets, income, receipts, payrolls, transactions, capital, net worth or franchise, other than those due on or after the Closing Date which relate to periods prior to the Closing Date, which, except for payroll taxes relating to the accrued but unpaid payroll liability assumed by Buyer, the Seller represents and warrants shall be timely paid. No notice of deficiency or assessment of additional taxes has been received with respect to the Seller. All taxes, except for payroll taxes relating to the accrued but unpaid payroll liability assumed by Buyer, assessments and other governmental charges to be paid with respect to operations of the Seller prior to Closing shall be paid as the same shall become due and payable.

4.18 Compliance with Law. Except as set forth in Schedule 4.18, the Seller is in compliance with all applicable laws, orders, rules, regulations and ordinances of all federal, state and local governmental, administrative and judicial authorities and agencies, except for violations which would not have a material adverse effect on the Business Assets, the Business, or on the operations or financial condition of the Seller.

4.19 Absence of Changes. Except as set forth in Schedule 4.19, since August 1, 2012, there has not been:

(a) any material adverse change in the business, results of operations, assets or financial condition or the manner of conducting the Business; or

(b) any damage, destruction or casualty loss (whether or not covered by insurance) which has had or can reasonably be expected to have a material adverse effect on the Business Assets, the Business, or on the operations, s or financial condition of the Seller.

4.20 Full Disclosure. No representation or warranty contained herein or made hereunder and no certificate, schedule or other document furnished or to be furnished in connection with the transactions contemplated hereby, contains or will contain a misstatement of material fact, or omits or will omit to state a material fact required to be stated herein or therein in order to make the statements contained herein or therein in light of the circumstances under which they were made not misleading.

4.21 Operating condition. The Buyer is purchasing the Business Assets of the Seller "AS IS" and subject to the Buyer's right to inspect prior to the Closing Date.

4.22 Miscellaneous consents. No authorization, consent or approval of any public body or authority is necessary to the validity of the transactions contemplated by this Agreement. All necessary approvals of the parties under any contracts, commitments or understandings to which the Seller is a party required to permit consummation of the transaction in accordance with this Agreement have been or will be obtained on or before the Closing Date. The Seller is not otherwise a party to any contract or subject to any other legal restriction that would prevent or restrict complete fulfillment of any terms and conditions of this Agreement or compliance with any of the obligations under it.

4.23 Employee Expenses. With respect to the employees of Seller, whether or not hired by Buyer, Seller shall be responsible for the following: (a) payment of all salaries except as provided in Paragraphs 2.1 and 10.2 hereof; (b) payment of all vacation pay, sick pay, fringe benefits and severance pay, if any, due or accrued as of Closing; (c) payment of all sums due such employees as of Closing under any oral or written plans, understandings, or agreements; and (d) payment of severance pay obligations and any other sums that may be due by law upon termination of employment at or prior to closing.

4.24 Seller Makes No Other Representations or Warranties. Except as set forth in this ARTICLE IV, the Seller makes no other representations or warranties.

For purposes solely of this ARTICLE IV, the term "to Seller's knowledge" means to the knowledge of Stephen L. Gurba or John G. Gwynn, without a duty to investigate.

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For purposes solely of this ARTICLE IV, the term "to Seller's knowledge" means to the knowledge of Stephen L. Gurba or John G. Gwynn, without a duty to investigate.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller the following (each of which shall be deemed material and independently relied upon by the Seller) that:

5.1 Corporate Status. If the Buyer assigns this Agreement to a corporation or other entity as provided hereinafter: (a) the corporation, or limited liability company, as the case may be, will be duly organized and validly existing and in good standing under the laws of the State of Florida, with full power and authority to conduct its business, to own, lease or operate its assets and properties owned, leased or used by it at the time of assignment, to execute and deliver this Agreement and all of the other agreements and instruments contemplated hereby, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof; and (b) the execution, delivery and performance of this Agreement and all of the other agreements and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby will be duly authorized by the Buyer by the Closing.

5.2 This Agreement is, and each other agreement or instrument of the Buyer contemplated hereby, when executed and delivered by the Buyer in accordance with the terms thereof, will be the legal, valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms.

5.3 The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach of any of the terms and provisions of, or will constitute a default under, or conflict with, (a) the Buyer's Articles of Organization or Operating Agreement if this Agreement is assigned as provided hereinafter, (b) any judgment, decree, order or award of any Governmental Authority or arbitrator against the Buyer, (c) any applicable law which is applicable to Buyer, or (d) any material agreement binding on the Buyer.

5.4 The Buyer Makes No Other Representations or Warranties. Except as set forth in this ARTICLE V, the Buyer makes no other representations or warranties.

ARTICLE VI
COVENANTS OF SELLER

6.1 Pre-Closing Covenants of the Seller. The Seller covenants and agrees as follows during the period from the date of this Agreement until the time of Closing:

(a) Consents and Approvals. In a timely manner to take all necessary limited liability company and other action and use all reasonable efforts to obtain all consents, approvals,

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permits, licenses and amendments of agreements required of it to consummate the transactions contemplated in this Agreement.

(b) Due Diligence. With the Seller's cooperation, Buyer shall have a period of two weeks following the effective date of this Agreement (the "Due Diligence Period") in which to undertake an examination and review of such matters relating to the Business as Buyer may deem appropriate. If Buyer is not reasonably satisfied with the results of such due diligence, Buyer shall so notify Seller prior to the end of the permitted due diligence period, and Buyer shall then be entitled to the return of its Earnest Money Deposit and this Agreement, together with the related Real Estate Contract referenced in Paragraph 1.1(m), shall be deemed null and void.

(c) Conduct of Business. To operate and conduct the Business, and the Business Assets, in substantially the same manner in which the same have heretofore been conducted, to maintain the Business Assets in at least the same condition as they are in on the date of execution of this Agreement, not to sell, transfer or otherwise dispose of any of the Business Assets without the written consent of the Buyer, other than a sale of items of inventory in the ordinary course of business, and to maintain the books of account of the Seller in a manner that fairly presents its income, expenses and liabilities in accordance with accounting principles.

(d) Preservation of Business. To use its reasonable best efforts to maintain and preserve the Seller's business organization and the Business and to preserve, subject to changes in the ordinary course of business, relationships with employees, independent contractors, customers, suppliers and others having business relations with the Seller.

(e) Notice of Adverse Changes. To notify the Buyer of any unusual problems or adverse developments with respect to the Business Assets or the Business.

(f) Material Contracts. Not to purchase or otherwise acquire, or enter into any contract or agreement or otherwise obligate itself to purchase or acquire any assets having an aggregate value of $20,000 or more not authorized or reflected in the current operating or capital budgets of the Seller or having an effective term or time for performance in excess of ninety (90) days, except with the consent of the Buyer which consent shall not be unreasonably withheld.

6.2 Agreement Not to Compete / Non Solicitation. For and in consideration of receipt from the Buyer of the Purchase Price, the Seller, and Gurba will enter into a Non Compete Agreement as set forth in Exhibit _____ providing that during the period beginning on the Closing Date and ending on the date five (5) years after the Closing Date, the Seller, its affiliates, and Gurba, shall not, within the United States:

(a) start a business whose purpose is, in whole or in part, intended to compete with sales of products offered currently by the Seller to the U.S. Government, or acquire a business in which 10% or more of the income of such business for the past two (2) fiscal years of operations was derived from such sales to the U.S. Government.

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(b) directly or indirectly (as hereinafter defined) engage or become interested in or connected with any business or venture that is competitive with the Business as conducted as of the Closing Date.

(c) reveal, divulge or make known to any person, firm, company or corporation any secret or confidential information whatsoever (except to the extent such information enters the public domain through no fault of the Seller) with respect to the Business, including without limitation customer lists, manufacturing information, trade secrets, processes, formulae, proprietary information or proprietary rights.

In addition, for and in consideration of receipt from the Buyer of the Purchase Price, during the period beginning on the Closing Date and ending on the date three (3) years after the Closing Date, the Seller, its affiliates and Gurba each agree not to hire or attempt to hire any person who is employed by the Buyer in the Business after the Closing Date.

In the event of a breach or a threatened breach of this section of the Agreement, the Buyer shall be entitled to an injunction restraining the Seller from such breach or such other equitable relief determined appropriate by a court of competent jurisdiction.

In any action or proceeding by any party to this Agreement relating to or involving the enforcement of this covenant not to compete, and any counterclaim, cross claim or other litigation that may be asserted or brought, THE SELLER, AND GURBA HEREBY EXPRESSLY WAIVE ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO THE ACTION, PROCEEDING OR OTHER LITIGATION RESULTING FROM OR INVOLVING THE ENFORCEMENT OF THIS COVENANT NOT TO COMPETE. The Buyer, the Seller, and Gurba hereby agree that the venue of any litigation resulting from the enforcement of this covenant not to compete shall be Hillsborough County, Florida.

ARTICLE VII
CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATIONS

Subject to fulfillment on or prior to the Closing Date of each and all of the following conditions, any one or more of which may be waived by the Seller in writing and each of which shall be deemed mutually independent and for the exclusive benefit of the Seller:

7.1 Performance of Covenants and Agreements. The Buyer shall have performed and complied with, in all material respects, all of his covenants and agreements set forth in this Agreement to be performed or complied with by the Buyer on or prior to Closing.

7.2 Representations and Warranties. All representations and warranties of the Buyer made in this Agreement and related certificates and documents shall be true and correct in all material respects on and as of Closing as if made on and as of the Closing Date.

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7.3 Litigation. There shall be no action or proceeding by or before any court or governmental body seeking damages or seeking to restrain, prohibit, invalidate or otherwise challenge this Agreement or the transactions contemplated by this Agreement.

7.4 Documents. The Seller shall have received, in form or substance reasonably satisfactory to it, the documents specified in Section 9.2.

7.5 Parent Company Approval. The shareholders of Group shall have approved the sale of the Business Assets.

ARTICLE VIII
CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

The obligations of the Buyer to be performed under this Agreement are, at his option, subject to fulfillment on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived by the Buyer in writing and each of which shall be deemed mutually independent and for the exclusive benefit of the Buyer:

8.1 Consents and Approvals. There shall have been received, without conditions which the Buyer reasonably determines to be burdensome or oppressive, the consent and/or approval of any and all persons, firms or corporations, the consent or approval of which is necessary for the consummation of the transactions contemplated hereby.

8.2 Performance of Covenants and Agreements. The Seller and Gurba shall have each performed and complied with, in all material respects, all of the covenants and agreements set forth in this Agreement to be performed or complied with by the Seller or Gurba on or prior to the Closing Date.

8.3 Representations and Warranties. All representations and warranties of the Seller made in this Agreement shall be true and correct in all material respects on and as of Closing as if made on and as of the Closing Date.

8.4 No Adverse Change. The Buyer shall have determined, in his reasonable sole discretion that, between the date of this Agreement and the Closing, there shall have been no material adverse change in the condition of the Business Assets, ordinary wear and tear excepted, or the Business.

8.5 Litigation. There shall be no action or proceeding by or before any court or governmental body seeking damages or seeking to restrain, prohibit, invalidate or otherwise challenge this Agreement or the transactions contemplated by this Agreement.

8.6 Vendor and Customer Relations. The Buyer shall have confirmed, to his satisfaction, that the Seller is in good standing with its major product suppliers and customers and a) all of the Seller's significant suppliers, vendors, and customers shall have agreed to an assignment to the Buyer of the Seller's existing arrangements; b) the Buyer shall have entered into a new

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agreement with said significant suppliers, vendors, and customers upon terms and conditions acceptable to the Buyer in his reasonable sole discretion; or c) the Seller shall have made other arrangements satisfactory to the Buyer in his reasonable sole discretion.

8.7 Due Diligence. The Buyer is satisfied, to the Buyer's sole reasonable discretion, with the results of Buyer's Due Diligence with respect to the financial and operating status of the Business and assignability of all licenses, permits, and contracts of the Seller.

8.8 Simultaneous Real Property Closing. The simultaneous closing of the purchase of the Real Property referenced herein.

8.9 Documents. The Buyer shall have received, in form or substance satisfactory to it, the documents specified in Section 9.1.

8.10 S1031 Exchange. The parties understand that the transaction contemplated is a part of an exchange to be conducted by the Buyer pursuant to S1031 of the U.S. Internal Revenue Code. If this transaction cannot be completed pursuant to such S1031 through no fault of the Buyer, the Buyer may terminate this Agreement without liability.

ARTICLE IX
DOCUMENTS TO BE DELIVERED AT THE CLOSING

9.1 Documents to be Delivered at Closing by the Seller. The Seller agree to deliver to the Buyer the following documents on the Closing Date:

(a) Bill of Sale. A bill of sale conveying good and marketable title to the Business Assets.

(b) Assignment and Transfers. Good and sufficient assignments and such other instruments of transfer as shall be necessary to assign and transfer to the Buyer all of the Seller's right, title and interest in and to the Sales Contracts, Vendor Contracts, Leases, Intellectual Property Rights, Permits, Licenses and the remaining Business Assets not conveyed by the bill of sale described in subsection (a) above.

(c) Consents to Assignments. All material consents of third parties that are necessary to effect the transfer from the Seller to the Buyer of any of the Business Assets and to consummate the transactions contemplated by this Agreement.

(d) Seller Certificate. A certificate of the Manager of the Seller, dated the Closing Date, certifying that the conditions precedent set forth in Section IX have been fulfilled.

(e) Certificate of Manager. A certificate of the Manager of the Seller dated the Closing Date with respect to the incumbency of officers and their signatures, the Seller's corporate good standing, Articles of Organization and Operating Agreement and a resolution authorizing the transactions contemplated by this Agreement.

(f) Other Documents. Such other documents as shall be reasonably required by the Buyer and his counsel.

(g) A Marketing Agreement as set forth in Exhibit C.

9.2 Documents to be Delivered at Closing by both the Seller and Gurba. Each of the Seller and Gurba agree to deliver to the Buyer the following documents on the Closing Date.

a) A Non Compete Agreement as set forth in Exhibit D.

9.3 Payments and Documents to be Delivered by the Buyer. The Buyer agrees to deliver to the Seller the following payments or documents on the Closing Date:

(a) Payment of Purchase Price Due at Closing. The payment of the Purchase Price as provided herein.

(b) Officer's Certificate. A certificate of the appropriate officer or manager of the Buyer dated the Closing Date certifying that the conditions precedent set forth in Section VIII has been fulfilled.

(c) Certificate of Officer/Manager. A certificate of an officer or manager of the Buyer dated the Closing Date with respect to the incumbency of the officers and managers and their signatures, corporate good standing, and resolutions authorizing the transactions contemplated by this Agreement.

(d) Promissory Note, Mortgage, Security Agreement and UCC-1 Financing Statement. A Promissory Note, Mortgage, Security Agreement, and UCC-1 Financing Statement in a form acceptable to Seller, and its counsel.

(e) Other Documents. Such other documents as shall be reasonably required by the Seller and its counsel.

ARTICLE X
FURTHER AGREEMENTS

10.1 Marketing Agreement. On the Closing Date, Buyer and Seller, or Seller's affiliated designee, shall enter into a marketing agreement ("Marketing Agreement") substantially in the form presented in Exhibit C hereto.

10.2 Seller's Employees. On the Closing Date, Seller shall terminate all of its employees. Buyer shall a) immediately employ John G. Gwynn, as the chief operating officer of the new entity formed by the Buyer upon terms and conditions substantially similar to that upon which he is employed by the Seller currently, including permitting him the use of a vehicle with

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a VIN of 1FUTFW1CF6CFB12513 (Ford) payments for which the Buyer assumes liability, and b) hire such of the Seller's former employees as it wishes. The Seller shall be responsible for payment of any severance pay obligations and any other sums that may be due by law upon termination of its employees. Buyer shall be responsible for all accrued payroll and resulting payroll taxes (up to two weeks) for the former employees of the Seller which it hires.

ARTICLE XI
THE CLOSING

Closing Date. The Closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Buyer's Attorney on or about August 30, 2012 but not later than September 20, 2012. The date on which the Closing shall take place is herein referred to as the "Closing Date."

ARTICLE XI
SURVIVAL; INDEMNIFICATION; AND POST-CLOSING

12.1 Survival. All representations, warranties and covenants made by the Seller in this Agreement, or pursuant hereto, shall survive the Closing for a period of two (2) years following the Closing Date.

12.2 Indemnification.

(a) Indemnities by the Seller. Seller shall indemnify and hold the Buyer harmless from and against any and all loss, cost, expense and liability (including, without limitation, reasonable attorneys' fees), excluding, however, loss, cost, expense and liability arising out of the Assumed Liabilities, which the Buyer may suffer or incur in whole or in part by reason of:

i. all losses, claims, damages and liabilities, resulting from personal injury or death to any person because of the use of or coming in contact with any product sold or distributed or serviced by the Seller prior to the Closing Date;

ii. all losses, claims, damages and liabilities incurred by the Buyer by reason of any litigation pending or threatened against the Seller on the Closing Date or which may arise after the Closing Date and which relates to any action of the Seller prior to the Closing Date;

iii. all losses, claims, damages and liabilities incurred by the Buyer arising from or relating to any federal, state or local taxes of the Seller attributable to all taxable periods ending on or prior to the Closing Date; and

iv. all losses, claims, damages and liabilities arising out of the adoption, maintenance, administration, termination, or funding of any employee benefit plan, as defined under ERISA, adopted or maintained by the Seller;

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v. Any material breach of the covenants or representations and warranties made by the Seller in this Agreement;

vi. All civil fines or penalties and costs of investigation, monitoring, remedial response, removal, restoration and/or permit acquisition which may now or in the future, be undertaken, suffered, paid, awarded, assessed, or otherwise incurred by Buyer as a result of or incident to:

vii. any contamination existing on, above or under the Real Property on which the Business is operated;

viii. any future claims, losses or damages arising from the use by the Seller prior to the Closing Date, of any hazardous substances, as defined in Section 4.15, including but not limited to asbestos; or

ix. any storage, disposal, discharge or emission of contaminants or hazardous, toxic, noxious or harmful substance (or arising out of or relating to the condition of the Real Property on which the Business is operated resulting from such actions by the Seller) prior to or on the Closing Date, regardless of whether such activities resulted from the conduct of the Seller, any affiliate or predecessor of either of it.

The Seller shall reimburse the Buyer for any payment made by it at any time after the Closing in respect of any liability, obligation or claim to which the foregoing indemnity relates to the extent Buyer is unable to obtain such reimbursement through its policies of insurance; provided, that such reimbursement shall first be subject to set off against the obligations of the Buyer in the priority set forth in the subparagraph below and shall then be due on demand. Should any claim covered by the foregoing indemnity be asserted against the Buyer, the Buyer shall notify the Seller promptly and give it an opportunity to defend the same, and the Buyer shall extend reasonable cooperation to the Seller in connection with such defense. In the event that the Seller fails to defend the same within thirty (30) days of receiving written notice of the Claim, the Buyer shall be entitled to assume the defense thereof, and the Seller shall be liable to repay the Buyer for all his expenses reasonably incurred in connection with the defense (including reasonable attorney's fees and settlement payments).

The Buyer shall have a right to set off the amount of such liability, obligation or claim, including the Buyer's other expenses as set forth above, against any amount due the Seller.

(b) Indemnity by the Buyer. The Buyer shall indemnify and hold the Seller harmless from and against any and all loss, cost, expense and liability (including, without limitation, reasonable attorneys' fees) which the Seller may suffer or incur in whole or in part by reason of:

i. The ownership or operation of the Business Assets of the Business on or after the Closing Date;

ii. Failure on the part of Buyer to assume and fully perform the Assumed Liabilities; or

iii. Any material breach of the covenants, representations and warranties made by the Buyer in this Agreement.

The Buyer shall reimburse the Seller on demand for any payment made by it at any time after the Closing in respect of any liability, obligation or claim to which the foregoing indemnity relates to the extent Seller is unable to obtain such reimbursement through its policies of insurance. Should any claim covered by the foregoing be asserted against the Seller, the Seller shall notify the Buyer promptly and give it an opportunity to defend the same, and the Seller shall extend reasonable cooperation to the Buyer in connection with such defense. In the event the Buyer fails to defend the same within a reasonable time, the Seller shall be entitled to assume the defense thereof, and the Buyer shall be liable to repay the Seller for all of its expenses reasonably incurred in connection with the defense, including reasonable attorney's fees and settlement payments.

(c) The indemnities provided by both the Seller and the Buyer in this Section XII are limited as follows: (1) Neither the Seller nor the Buyer shall be liable to the other party unless and until the aggregate liability of the Seller or the Buyer, as the case may be, exceeds One Hundred Thousand Dollars ($100,000) and then only to the extent such liability exceeds that amount, and (2) in no event shall either the Seller or the Buyer be liable to the other party for any amount in excess of Five Hundred Thousand Dollars ($500,000).

ARTICLE XIII
MISCELLANEOUS

13.1 Determination of Regulatory Proceedings, Etc. In the event of an adverse or unfavorable determination by any governmental or regulatory authority relating to any of the transactions contemplated under this Agreement, or should any of the transactions hereunder be challenged or opposed by any administrative or legal proceedings by third parties, the determination of whether and to what extent to seek appeal or review, administrative or otherwise, or to contest such challenge or opposition or other appropriate remedies shall be made by mutual agreement of the parties hereto, and in the absence of such agreement, by the party making the application, and, in the case of a joint application, no further action shall be taken absent such agreement.

13.2 Waiver. Any terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same. No waiver by any party of a condition or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a

further or confirming waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation or warranty of this Agreement.

13.3 Notices. All notices, requests, demands or other communications required, permitted or desired to be given hereunder shall be deemed to have been duly given if delivered in writing by hand delivery, overnight courier or mailed by certified mail and addressed as follows:

If to the Seller:	Bulova Technologies Ordnance Systems LLC Attn: Stephen L. Gurba 2409 N. Falkenburg Road Tampa, FL 33619
With a copy to:	Craig Schnee, General Counsel Bulova Technologies Group, Inc. 2409 N Falkenburg Road Tampa, FL 33619
If to the Buyer:	L.C. Bowman 120 Country Club Drive, Box 6327 Incline Village, NV 89450
With a copy to:	Neil S. Schecht, P.A. Attn: Neil S. Schecht, Esq. 3630 W. Kennedy Blvd. Tampa, FL 33609

13.4 Further Assurances. Each of the parties hereto hereby agrees that after the Closing Date, it will from time to time, upon request of the other party hereto, take or cause to be taken by other parties (including without limitation their respective independent auditors) such further action as the other may reasonably request to carry out the transfers and other transactions contemplated by this Agreement, including assistance that may be needed by either of them in connection with the preparation of financial statements, regulatory filings and other similar requirements.

13.5 Expenses. Each of the parties hereto shall pay its respective costs and expenses incurred or to be incurred by it in connection with the negotiations respecting this Agreement and the transactions contemplated hereunder, including preparation of documents, obtaining any necessary regulatory approvals and the consummation of the other transactions contemplated hereby.

13.6 Broker's Fee. The Seller represents that it neither is nor will be obligated for any fee to any investment banker, broker, finder or intermediary in connection with this transaction other

than The A List Group, pursuant to a separate agreement. Seller agrees to indemnify and hold harmless the Buyer from any liability for any fee, commission or compensation relating to the foregoing (and the costs and expenses of defending against such liability or asserted liability) for which Seller is responsible.

The Buyer represents that it neither is, nor will be obligated, for any fee to any investment banker, broker, finder or intermediary in connection with this transaction. Buyer agrees to indemnify and hold harmless the Seller from any liability for any fee, commission or compensation relating to the foregoing (and the costs and expenses of defending against such liability or asserted liability) for which Buyer is responsible.

13.7 1031 Exchange. Buyer intends to complete this transaction through and in accordance with Section 1031 of the U.S. Internal Revenue Code ("1031"). Completion in accordance with 1031 may require bifurcation of the transaction into separate real property and personal property transactions and will require adherence to certain 1031 mandated timetables. Both parties agree to use best efforts to ensure the transaction process is conducted in accordance with 1031.

13.8 Passage of Title and Risk of Loss. Legal title, equitable title and risk of loss with respect to the Business Assets will not pass to Buyer until such assets are transferred to Buyer at the Closing. In the event that the Business Assets have been materially damaged by any casualty on or prior to the Closing Date, the Buyer shall have the option to rescind this Agreement and be entitled to a full refund of any moneys previously paid to any party pursuant to this Agreement, or in the alternative, the Buyer may elect to consummate the transactions described herein, after giving proper adjustment to the purchase price for the amount of damage done to the Business Assets, said adjustment to be mutually agreed upon between the Seller and Buyer.

13.9 Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligations or liabilities of any third person or give any third person any right of subrogation or action over or against either party to this Agreement.

13.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts via email or facsimile, each and all of which shall be deemed for all purposes to be one agreement.

13.11 Benefit of Agreement. On or before the Closing, the Buyer may assign all or any part of his rights under this Agreement to any corporation or limited liability company which the Buyer owns or controls. The Seller may not, directly or indirectly, assign all or any part of its rights under this Agreement without the prior written consent of the Buyer. This Agreement is binding upon and shall inure to the benefit of Buyer, Seller, and Gurba, (to the extent specifically herein identified as such), and their respective permitted successors and assigns.

13.12 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein.

13.13 Amendments. At any time prior to the Closing Date, this Agreement may be amended or modified in any respect by any agreement in writing duly executed in the same manner as this Agreement by the authorized officers of the parties.

13.14 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida.

13.15 Headings and Sections. The table of contents, headings and captions in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement. Unless otherwise indicated, references to Sections are to sections of this Agreement.

13.16 Singular and Plural. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular and the singular includes the plural. Wherever the context so requires, the masculine shall refer to the feminine, the singular shall refer to the plural, and vice versa.

13.17 Attorneys' fees. Except in the case of a specific provision of this Agreement which requires arbitration, in the event that any party is required to engage the services of legal counsel to enforce its rights under this Agreement against any other party, regardless of whether such action results in litigation, the prevailing party shall be entitled to reasonable attorneys' fees and costs from the other party, which in the event of litigation shall include fees and costs incurred at trial and on appeal.

13.18 Severability. In case any one or more provisions contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

13.19 Default. In the event that either party has performed all of its obligations set forth in this Agreement as of the Closing Date, and stands ready, willing and able to consummate the transactions set forth herein as of the Closing Date, but the other party, for any reason, fails to perform its obligations on or before the Closing Date, the non-performing party shall be deemed in default, and the performing party shall be entitled to any combination of the following remedies: (a) the return of any moneys previously paid pursuant to this Agreement to the other party pursuant to this Agreement; (b) institution of an action for damages against the non-performing party for damages resulting from the non-performing party's default; and (c) institution of an action for specific performance or such other equitable relief as a court of competent jurisdiction deems appropriate under the circumstances as a result of the default by the non-performing party.

13.20 Confidentiality. From and after the Closing Date, provided that Buyer is not in material default under this Agreement, the Seller and Gurba shall hold in confidence, and not disclose, publish or make use of, other than to accountants, attorneys or other professionals

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representing him or the Buyer, without the prior written consent of Buyer, the terms and conditions of this Agreement (including the documents referred to herein), or any other agreement, instrument or document delivered in connection with the Closing of the transactions contemplated by this Agreement.

13.21 Tangible Property Tax. At Closing, the 2012 tangible property tax associated with the Business Assets shall be apportioned between the parties based on the amount of days in 2012 that each party shall own the Assets. If, at Closing, the 2012 tax figure is an estimate (determined from the prior year's tax), either party may request that the apportionment be recalculated when the official tax bill is issued. The parties agree to correct and update the apportionment figures.

IN WITNESS WHEREOF, the undersigned by their duly authorized representatives have executed this Agreement as of the day and year first above written.

WITNESSES:

"BUYER"

Witness as to Buyer

L.C. BOWMAN, AND/OR ASSIGNS

Witness as to Buyer

"SELLER"

BULOVA TECHNOLOGIES ORDNANCE SYSTEMS LLC, a Florida limited liability company

Witness as to Seller

BY: STEPHEN L. GURBA, Managing Member

Witness as to Seller

JOINDER

The undersigned, STEPHEN L. GURBA acknowledges that he is the sole manager of the Seller and joins this Agreement with respect solely to Section 6.2 hereof.

DATED this 17th day of August, 2012.

STEPHEN L. GURBA